Exhibit 99.1

News Announcement

Nexstar Broadcasting Group Announces Secondary Offering of Common Stock by

Selling Stockholders and Repurchase of its Common Stock

Irving, TX – May 1, 2013 — Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) today announced that selling stockholders, funds affiliated with ABRY Partners, LLC, intend to offer for sale 3.5 million shares of the Company’s Class A common stock in an underwritten offering (the “Offering”). The Company also announced that it will enter into an agreement with the selling stockholders to repurchase 365,384 shares of their Class A common stock at a price per share equal to the price per share being paid by the underwriter to the selling stockholder in the offering, concurrently with the closing of the offering, directly from the selling stockholders in a private, non-underwritten transaction that was reviewed and approved by the audit committee of the Company’s board of directors, which is composed entirely of independent directors who are unaffiliated with ABRY Partners, LLC. The Company intends to use cash on hand to fund the stock repurchase. The closing of the concurrent stock repurchase is contingent on the closing of the offering. The closing of the offering is not contingent on the closing of the concurrent stock repurchase. The shares repurchased will be held by the Company in treasury for possible future use and assuming these transactions are completed, a total of 29,358,835 shares of Class A common stock will be outstanding.

The offering consists entirely of secondary shares to be sold by the selling stockholders. The Company will not sell any shares in the offering and will not receive any proceeds from the offering. Closing of the offering is expected to occur on or about May 6, 2013, subject to customary closing conditions.

Following the offering and the concurrent stock repurchase, ABRY Partners, LLC will have no remaining shareholdings in Nexstar.

BofA Merrill Lynch is acting as sole book-running manager for the offering. A shelf registration statement (including prospectus) relating to the shares has been declared effective by the Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus and other documents filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from BofA Merrill Lynch, 222 Broadway, New York, New York, 10038, Attention: Prospectus Department or by email at dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 72 television stations and 13 related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and two independent stations. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Assuming completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 91 stations and 20 related digital multicast signals in 48 markets reaching approximately 13.9% of all U.S. television households.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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